As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263627

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus Dated May 5, 2022

This prospectus supplement amends and supplements the prospectus dated May 5, 2022, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-263627). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the U.S. Securities and Exchange Commission on May 12, 2022 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to 17,766,641 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of BRC Inc., a Delaware public benefit corporation (the “Company”), that may be issued upon exercise of Warrants (as defined in the Prospectus) to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock, including the Public Warrants and the Private Placement Warrants (each, as defined in the Prospectus) and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (i) up to 203,821,303 shares of Class A Common Stock and (ii) up to 6,266,667 Private Placement Warrants.

Our Class A Common Stock trades on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BRCC.” On May 11, 2022, the closing price of our Class A Common Stock as reported by NYSE was $10.45 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the section titled “Risk Factors” beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2022.